Exhibit 10.1

January 21, 2009

Superfly Advertising, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170

Gentlemen:

          Reference is made to those certain associated liabilities (the “Associated Liabilities”) set forth in Schedule 2.4 to the Amended and Restated Asset Purchase Agreement (the “Agreement”) dated as of December 16, 2008 by and among Commerce Planet, Inc. (the “Company”), its wholly-owned subsidiaries, Legacy Media, LLC, a California limited liability company (“Legacy”), and Consumer Loyalty Group, LLC, a California limited liability company (“CLG” and collectively with Legacy, the “Sellers”), Superfly Advertising, Inc. (F/K/A Morlex, Inc.), a Delaware corporation (“Superfly Parent”) and its wholly-owned subsidiary Superfly Advertising, Inc., an Indiana corporation (the “Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

          By way of this letter, the parties hereto agree as follows:

          1.        The Company agrees to waive the administrative fee due to the Company set forth on the Associated Liabilities in an amount equal to $100,000; provided that, Superfly Parent and/or the Purchaser satisfies the payment of $35,000 to Marcum & Kliegman LLP, the Company’s independent registered public accounting firm (“M&K”), no later than 5 business days from the Closing Date, which represents fees and costs incurred by M&K for the carve-out audit.

          2.        The Company agrees to use its reasonable best efforts to renegotiate the account payables set forth on Schedule A annexed hereto, to such amounts as may be mutually agreed upon between the Company, Superfly Parent and the applicable vendors:

                    Should the Company fail to reduce the forgoing liabilities by at least $50,000 in the aggregate, Superfly Parent and the Purchaser may deduct the difference between $50,000 and the actual renegotiated amount. By way of example, if only $30,000 of the $323,044 total amount is reduced, Superfly Parent and the Purchaser may deduct $20,000 from the first Installment Payment due to the Company under the Agreement.  However, if the Company is successful in renegotiating a reduction of the above liabilities in an amount exceeding $50,000, Superfly Parent and the Purchaser agree to pay the excess amount over $50,000.  By way of example, if $75,000 is renegotiated as a reduction of the above liabilities, Superfly Parent and the Purchaser agree to pay the Company an additional $25,000 as part of the first Installment Payment due to the Company under the Agreement.

          3.        The Company agrees to extend the term of the Installment Payments from 6 to 12 months beginning on February 21, 2009.  Installment Payments are to be made by wire transfer based upon the instructions provided by the Company to Superfly Parent and the Purchaser.

          Thank you for your prompt attention to this matter.

COMMERCE PLANET, INC.

By:	/s/ Anthony G. Roth
Name:	Anthony G. Roth
Title:	President and Chief Executive Officer

LEGACY MEDIA, LLC

By: Commerce Planet, Inc., as parent corporation

By:	/s/ Anthony G. Roth
Name:	Anthony G. Roth
Title:	President and Chief Executive Officer

CONSUMER LOYALTY GROUP, LLC

By: Commerce Planet, Inc., as parent corporation

By:	/s/ Anthony G. Roth
Name:	Anthony G. Roth
Title:	President and Chief Executive Officer
AGREED AND ACKNOWLEDGED:

SUPERFLY ADVERTISING, INC.,
A DELAWARE CORPORATION

By:	/s/ Richard J. Berman
Name:	Richard J. Berman
Title:	Chairman of the Board

SUPERFLY ADVERTISING, INC.,
AN INDIANA CORPORATION

By:	/s/ Richard J. Berman
Name:	Richard J. Berman
Title:	Chief Executive Officer